For Immediate Release Contact:
Dennis Craven (Company) Chief Financial Officer (561) 227-1386	Jerry Daly or Carol McCune Daly Gray (Media) (703) 435-6293

Chatham Lodging Trust Announces Distributions of $13.1 Million from Joint Venture

Joint Venture Distribution Returns 35 Percent of Initial Investment

PALM BEACH, Fla., February 29, 2012—Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium-branded select-service hotels, announced today that the joint venture between Chatham and Cerberus Capital Management LP, which owns 64 hotels with 8,329 rooms/suites, closed on a $130 million mortgage loan secured by 10 previously unemcumbered hotels comprising 1,707 rooms. Eastdil Secured, L.L.C. arranged the $130 million first mortgage and mezzanine non-recourse financing with lenders Citibank, N.A., Wells Fargo Bank, National Association and an affiliate of Starwood Property Trust, Inc. The maturity of the facilities is three years with two one-year extension options and carries an all-in interest rate of 6.9 percent.

In addition to net proceeds from the financing, additional cash generated from operations was distributed to the partners, resulting in a distribution to Chatham of approximately $13.1 million, or more than $1 per share. The $13.1 million distribution represents 35 percent of the company’s initial $37 million investment. Chatham willuse part of the distribution to pay down borrowings outstanding on its senior secured credit facility.

“We believe the joint venture is going to be very successful for Chatham, Cerberus and our shareholders, and this is a first step toward optimizing our equity investment returns in the joint venture,” said Dennis Craven, Chatham’s chief financial officer. “The joint venture has now returned over $1 per share in cash to Chatham. Our remaining equity investment in the joint venture is approximately $24 million, and we are excited about the expected future returns to Chatham shareholders from this remaining investment.”

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company currently owns 18 hotels with an aggregate of 2,414 rooms/suites in 10 states and the District of Columbia and holds a minority investment in a joint venture that owns 64 hotels with 8,329 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.